Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT COMPANY ANNOUNCES THIRD QUARTER 2014 RESULTS

Billings rise 26% year-over-year, driven by a strong adoption market

New adoption market share grows to 52% year-to-date, overall market share increases to 42%

BOSTON – November 6, 2014 – Global education leader Houghton Mifflin Harcourt Company (“HMH” or “the Company”) (NASDAQ: HMHC) today announced its financial results for the third quarter ended September 30, 2014 as well as an updated outlook for the full year 2014.

Third Quarter 2014 Financial Highlights:

•	Billings grew 26% or $143 million to $692 million compared with $549 million in the third quarter of 2013.

•	Net sales were $551 million compared with $550 million for the third quarter of 2013, as strong digital sales and a change in product mix led to a $141 million increase in deferred revenue.

•	Due to a significant increase in deferred revenue, Adjusted EBITDA was $200 million in the quarter compared with $205 million for the same period in 2013. Adjusted Cash EBITDA, which accounts for deferred revenue, was $341 million, an increase of $136 million or 66% compared with $205 million for the third quarter of 2013.

•	Net income for the third quarter was $107 million, up $2 million, or 2%, from $105 million in the third quarter of 2013.

•	For the nine months ended September 30, 2014, free cash flow was $161 million, an increase of $274 million from negative $113 million for the same period in 2013 resulting in cash and cash equivalents and short-term investments of $588 million.

•	Year to date addressable market share increased to 42% from 36% for the same period in 2013.

Full Year 2014 Outlook and Recent Highlights:

•	Net Sales for full year 2014 are now expected to be approximately flat to 2013 due to the increase in deferred revenue primarily as a result of the rapid uptake of our digital content and change in product mix.

•	End of year cash and cash equivalents and short-term investments are expected to be approximately $675 to $725 million due to the increase in billings, an increase of $250 to $300 million from $425 million at the end of 2013.

•	HMH’s domestic education addressable market is now expected to grow 15% to $3 billion from $2.6 billion in 2013.

•	The Board of Directors has authorized the repurchase of up to $100 million of shares of HMH’s common stock.

Linda K. Zecher, HMH’s President and Chief Executive Officer, commented, “The adoption of digital content has outpaced our expectations so far this year. This has played an integral role in the growth of our strong market share, which is now at 52% of the new adoption market bringing our overall market share to 42%. The powerful combination of quality content and technological innovation is enabling our leadership as a partner in learning for districts across the country.”

Eric Shuman, Chief Financial Officer of HMH, stated, “HMH experienced a strong uptick in billings during the third quarter versus the same period last year, with increased digital sales and a change in product mix giving rise to a higher level of deferred revenue. This deferred revenue inspires our confidence in our long-term revenue pipeline. We believe that our ability to continue to have strong cash flows in the future combined with prudent cost and capital management will enable us to deliver long-term value to our shareholders.”

Zecher added, “While the increase in digital sales is undoubtedly a positive trend that we believe will support sustainable and meaningful long-term growth, the resulting increase in deferred revenue has triggered a shift in our short-term revenue outlook. As a result, we expect full year 2014 net sales to be approximately flat compared to the full year 2013. Additionally, we expect our cash and cash equivalents and short-term investments balance at year end will be approximately $675 to $725 million as a result of the increased billings.”

Third Quarter 2014 Business Highlights:

Education Segment

•	HMH captured 52% market share among new adoption school districts. A significant proportion of wins stemmed from highly populous states, such as Texas, Florida and California. Texas’ top three school districts adopted our primarily digital programs GO Math! and ScienceFusion. In South Carolina, our adoption share in grades 6-8 was 85% for our hybrid Collections English Language Arts program.

•	The Company has continued to deepen penetration in open territories, with New York City schools implementing GO Math! for 1.1 million students in grades K-5 and districts in Washington, Ohio, and Maryland choosing HMH’s products across various subject areas.

•	HMH’s Riverside business had substantial growth of 30% year-over-year primarily due to the Woodcock Johnson IV assessment product. Intervention products from our Heinemann business contributed 8% year-over year growth.

•	During the quarter, HMH introduced the third edition of Logramos Tercera Edición, an achievement test that measures critical-thinking skills in reading, language, mathematics, science, and social studies specifically for native Spanish-speaking students. By leveraging content aligned with the Common Core, this content offers better assessment and lesson development for millions of native Spanish speakers in the U.S.

•	Also during the quarter, in line with the Company’s initiative to expand its early childhood offerings, HMH launched the Curious About Me app, which features HMH’s iconic Curious George to engage pre-school aged children. With customizable storylines created to foster language development and social interaction skills, the app quickly gained traction to place among the Top 10 Paid Educational apps in the App Store.

Trade Publishing Segment

•	HMH’s Trade Publishing net sales this quarter increased slightly compared with the same quarter of 2013, reflecting strong tie-in book sales following the release of The Giver by Lois Lowry as a major motion picture movie. Additionally, What If?: Serious Scientific Answers to Absurd Hypothetical Questions by Randall Munroe debuted at number one on The New York Times best seller list in late September.

•	Lastly, during the quarter, Trade Publishing appointed new leadership to launch a new line of business books and expand the Young Adults line. The Company expects to release 10-15 titles per year for the new business line and additional titles for the Young Adults genre.

Third Quarter 2014 Unaudited Financial Results

Net Sales: Net sales of $551 million for the three months ended September 30, 2014 were up slightly from $550 million in the third quarter of 2013. Net sales in HMH’s Education segment were essentially flat at $505 million while the Trade Publishing segment increased slightly to over $46 million, on a year-over-year basis. Within its Education business, the Company had strong adoption sales in Texas, California and South Carolina contributing to $143 million, or 26% year-over-year rise in billings. However, offsetting these strong adoption sales were the growing proportion of digital offerings and HMH’s changing product mix resulting in a significant increase in deferred revenue of $141 million for the third quarter. Assessment sales increased $7 million due to strong demand for the recently launched new version of the Woodcock Johnson product. Additionally, continuing strong performance from the Leveled Literacy Invention product line led to a $4 million increase in Heinemann net sales. These increases were offset by $5 million and $4 million declines from lower sales of older traditional print supplemental products and international sales, respectively.

Net sales within HMH’s Trade Publishing segment benefitted from stronger front list titles like What If? and The Giver. These were partially offset by a higher reserve for returns.

Cost of Sales: Cost of sales for the three months ended September 30, 2014 decreased $16 million, or 6%, to $264 million from $280 million for the same period in 2013. Cost of sales, excluding pre-publication and publishing rights amortization, for the third quarter of 2014 were $205 million, down $10 million or 4% from $215 million in the third quarter 2013. As a percent of sales, cost of sales, excluding pre-publication and publishing rights amortization, decreased to 37% from 39% in the same period a year ago resulting in an approximate $10 million of improved net profitability. The increase in product profitability was primarily driven by a $17 million reduction in product cost, partially offset by an increase in royalties and depreciation expense. Additionally, there was a $7 million net decrease in amortization expense primarily due to publishing rights being amortized on an accelerated basis.

Selling and Administrative Costs: Selling and Administrative costs were $168 million in the third quarter of 2014, up $11 million, or 7%, year-over-year from $157 million. The rise was primarily due to a $16 million increase in variable costs, mainly commissions associated with higher billings, as well as higher technology costs that support ongoing digital initiatives, which were partially offset by lower labor and incentive compensation.

Operating Income: Operating income for the third quarter of 2014 was $116 million compared with $108 million in the same period in 2013, an $8 million or 8% improvement. The increase is attributable to the aforementioned net sales combined with lower cost of sales and a reduction in net amortization expense related to publishing rights, pre-publication and other intangible assets due to HMH’s use of accelerated amortization methods partially offset by the increase in selling and administrative costs.

Net Income: Net income for the third quarter was $107 million, up $2 million, or 2%, from $105 million in the third quarter of 2013, primarily due to the same drivers impacting operating income, partially offset by higher income tax expenses.

Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2014 was $200 million, down from $205 million in the same period of 2013. Within HMH’s Education segment, Adjusted EBITDA was $206 million, compared with $203 million in the same quarter of last year, and Adjusted EBITDA for the Trade Publishing segment was $7 million compared with nearly $9 million in the third quarter of 2013. Corporate and Other costs, which represent certain general overhead costs not fully allocated to the business segments, such as legal, accounting, treasury, human resources, technology and executive functions, were a loss of $13 million in the third quarter of 2014 compared with a loss of $6 million in the same period a year ago, primarily due to the timing of the allocation of certain expenses in the prior year.

Adjusted cash EBITDA, defined as Adjusted EBITDA plus the change in deferred revenue, was $341 million for the third quarter of 2014, up $136 million or 66% from $205 million in the same period of 2013.

Cash Flow: Net cash provided by operating activities for the nine months ended September 30, 2014 was $301 million as compared with $46 million for the same period in 2013. The $254 million improvement is primarily due to the increased deferred revenue as a result of higher billings. Our free cash flow, defined as net cash from operating activities minus capital expenditures, for the nine months ended September 30, 2014, was $161 million compared with a loss of $113 million for the same period in 2013. As of September 30, 2014, HMH had $588 million of cash and cash equivalents and short-term investments compared with $425 million at December 31, 2013. Operating cash flows are impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year.

2014 Outlook

In light of the Company’s increased billings, higher digital sales and change in product mix, which have led to a significant increase in the Company’s deferred revenue year to date, HMH now expects full year 2014 net sales to be approximately in line with full year 2013 net sales.

Full year cash and cash equivalents and short-term investments balances are expected to be approximately $675 to $725 million, an increase of $250 to 300 million from $425 million at the end of 2013.

The Company expects its pre-publication or content development spend for 2014 to continue to be in the $100 million to $120 million range.

HMH’s domestic education addressable market, the market where it primarily sells its instructional resources for grades K-12, is now expected to grow 15% to $3 billion from $2.6 billion in 2013.

Capital Allocation

In light of the Company’s strong cash position, HMH is working to implement capital allocation strategies aimed at optimizing shareholder value creation. As part of this, the Company plans to continue to invest in its organic growth and evaluate acquisition opportunities.

Additionally, the Company’s Board of Directors has authorized the repurchase of up to $100 million in aggregate value of the Company’s Common Stock over a period of two years. Repurchases under the program may be made from time to time in open market or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations. This is part of the Company’s ongoing strategy to grow shareholder value.

Conference Call

At 8:30 a.m. EST on Thursday, November 6, 2014, HMH will host a conference call to discuss the results with its investors. The call will be webcast live at www.hmhco.com under the Investor Relations section. The following information is provided for investors who would like to participate:

Toll Free: (866) 515-2915

International: (617) 399-5129

Passcode: 30503437

Moderator: Rima Hyder, Vice President, Investor Relations

Webcast Link: http://www.media-server.com/m/p/qg7hetvq

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until November 20, 2014, via the following telephone numbers: (888) 286-8010 in the United States and (617) 801-6888 internationally using passcode 13880922.

Use of Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), we have presented Adjusted EBITDA, Adjusted Cash EBITDA and Free Cash Flow as non-GAAP measures in addition to our GAAP results. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. Management believes that the presentation of Adjusted EBITDA provides an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, non-cash charges, or levels of depreciation or amortization along with cost such as severance, facility closure cost, and acquisition cost. Accordingly, our management believes that this measurement is useful for comparing our performance from period to period. In addition, targets and positive trends in Adjusted EBITDA are used as performance measures and to determine certain compensation of management. Management believes that the presentation of Adjusted Cash EBITDA also provides useful information to our investors and management as an indicator of our cash performance as it takes into account our deferred revenue and is not affected by the aforementioned items excluded from Adjusted EBITDA. Management also believes that the presentation of Free Cash Flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by normal business operations, including capital expenditures, and makes decisions based on it. Management also views it as an important indicator of cash available for servicing debt, investing in organic growth, strategic acquisitions and/or returning cash to shareholders. Other companies may define these non-GAAP measures differently and, as a result, our measure of these non-GAAP measures may not be directly comparable to Adjusted EBITDA, Adjusted Cash EBITDA and Free Cash Flow of other companies. Although we use non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures are limited as they include and/ or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA and Adjusted Cash EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and Free Cash Flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and Adjusted Cash EBITDA are not intended to be a measure of liquidity nor is free cash flow intended to be a measure for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the appendix to this news release.

About Houghton Mifflin Harcourt Company

Houghton Mifflin Harcourt Company is a leading global provider of education solutions, delivering content, technology, services and media to more than 50 million students in over 150 countries worldwide. The Company delivers its offerings to both educational institutions and consumers around the world. In the United States, it is the leading provider of kindergarten through twelfth grade, or K-12, educational content by market share. Furthermore, since 1832, it has published trade and reference materials, including adult and children’s fiction and non-fiction books that have won industry awards such as the Pulitzer Prize, Newbery and Caldecott medals and National Book Award.

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including expected net sales and cash flows; financial condition, including expected cash, cash equivalents and short term investments; liquidity; products, including product mix and format; prospects; growth; strategies, including with respect to capital allocation; the market and industry in which we operate and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; adverse or worsening economic trends or the continuation of current economic conditions; changes in consumer demand for, and acceptance of, our products; changes in product mix, format and timing of delivery; changes in competitive factors; offerings by technology companies that compete with our products; industry cycles and trends; conditions and/or changes in the publishing industry; changes or the loss of our key third-party print vendors; restrictions under agreements governing our outstanding indebtedness; changes in laws or regulations governing our business and operations; changes or failures in the information technology systems we use; demographic trends; uncertainty surrounding our ability to enforce our intellectual property rights; inability to retain management or hire employees; impact of potential impairment of goodwill and other intangibles in a challenging economy; decline or volatility of our stock price regardless of our operating performance; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Contact:

Rima Hyder

Vice President, Investor Relations

(617) 351-3309

rima.hyder@hmhco.com

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841 | (646) 932-1241

bianca.olson@hmhco.com

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

(Unaudited)

(in thousands of dollars, except share information)	September 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$296,840	$313,628
Short-term investments	291,637	111,721
Accounts receivable, net	528,400	318,101
Inventories	190,426	182,194
Deferred income taxes	19,627	29,842
Prepaid expenses and other assets	14,485	16,130

Total current assets	1,341,415	971,616
Property, plant, and equipment, net	137,847	140,848
Pre-publication costs, net	249,081	269,488
Royalty advances to authors, net	49,713	46,881
Goodwill	532,921	531,786
Other intangible assets, net	830,607	919,994
Other assets	36,121	29,773

Total assets	$3,177,705	$2,910,386

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$2,500	$2,500
Accounts payable	100,050	105,012
Royalties payable	85,842	65,387
Salaries, wages, and commissions payable	61,711	29,945
Deferred revenue	162,372	107,905
Interest payable	48	55
Severance and other charges	5,648	8,184
Accrued postretirement benefits	2,141	2,141
Other liabilities	37,787	32,002

Total current liabilities	458,099	353,131
Long-term debt	241,250	243,125
Royalties payable	—	1,520
Long-term deferred revenue	379,685	189,258
Accrued pension benefits	16,066	24,405
Accrued postretirement benefits	21,963	23,860
Deferred income taxes	109,836	116,999
Other liabilities	102,582	107,812

Total liabilities	1,329,481	1,060,110

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at September 30, 2014 and December 31, 2013	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 141,354,618 and 140,044,400 shares issued at September 30, 2014 and December 31, 2013, respectively; 141,272,596 and 139,962,378 shares outstanding at September 30, 2014 and December 31, 2013, respectively	1,400	1,400
Treasury stock, 82,022 shares as of September 30, 2014 and December 31, 2013	—	—
Capital in excess of par value	4,774,089	4,750,589
Accumulated deficit	(2,916,179)	(2,888,422)
Accumulated other comprehensive income (loss)	(11,086)	(13,291)

Total stockholders’ equity	1,848,224	1,850,276

Total liabilities and stockholders’ equity	$3,177,705	$2,910,386

Houghton Mifflin Harcourt Company

Consolidated Income Statement

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except share and per share information)	2014	2013	2014	2013

Net sales	$551,008	$550,190	$1,106,831	$1,079,735
Costs and expenses
Cost of sales, excluding pre-publication and publishing rights amortization	205,395	214,750	464,839	460,566
Publishing rights amortization	25,048	33,501	80,575	106,088
Pre-publication amortization	33,463	31,815	94,500	88,468

Cost of sales	263,906	280,066	639,914	655,122
Selling and administrative	167,741	156,592	457,034	420,295
Other intangible asset amortization	3,029	2,654	8,981	16,087
Impairment charge for investment in preferred stock, pre-publication costs and fixed assets	—	—	1,279	8,500
Severance and other charges	181	3,343	5,300	6,824

Operating income (loss)	116,151	107,535	(5,677)	(27,093)

Other income (expense)
Interest expense	(4,662)	(5,041)	(13,354)	(16,626)
Change in fair value of derivative instruments	(1,252)	250	(1,560)	(229)
Loss on extinguishment of debt	—	—	—	(598)

Income before taxes	110,237	102,744	(20,591)	(44,546)
Income tax expense (benefit)	3,207	(2,368)	7,166	1,989

Net income (loss)	$107,030	$105,112	$(27,757)	$(46,535)

Net income (loss) per share attributable to common stockholders
Basic	$0.76	$0.75	$(0.20)	$(0.33)

Diluted	$0.75	$0.75	$(0.20)	$(0.33)

Weighted average shares outstanding
Basic	140,742,786	139,919,218	140,269,383	139,918,392

Diluted	143,583,901	140,357,220	140,269,383	139,918,392

Houghton Mifflin Harcourt Company

Consolidated Statement of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2014	2013
Cash flows from operating activities
Net loss	$(27,757)	$(46,535)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Gain on sale of assets	—	(2,720)
Depreciation and amortization expense	236,941	254,964
Amortization of deferred financing costs	3,563	3,609
Deferred income taxes	3,052	1,415
Noncash stock-based compensation expense	8,805	6,923
Change in fair value of derivative instruments	1,560	229
Loss on extinguishment of debt	—	598
Impairment charge for investment in preferred stock, pre-publication costs and fixed assets	1,279	8,500
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(207,212)	(246,156)
Inventories	(8,228)	(843)
Accounts payable and accrued expenses	47,409	92,384
Royalties, net	16,103	2,080
Deferred revenue	244,043	3,799
Interest payable	(7)	(18)
Severance and other charges	(4,988)	(1,916)
Accrued pension and postretirement benefits	(10,236)	(11,695)
Other, net	(3,601)	(18,325)

Net cash (used in) provided by operating activities	300,726	46,293

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	94,190	193,632
Purchases of short-term investments	(274,599)	(174,672)
Additions to pre-publication costs	(90,280)	(112,597)
Additions to property, plant, and equipment	(49,779)	(46,232)
Proceeds from sale of assets	—	4,825
Acquisition of business, net of cash acquired	(9,091)	(5,276)
Investment in preferred stock	—	(1,500)

Net cash (used in) provided by investing activities	(329,559)	(141,820)

Cash flows from financing activities
Payments of long-term debt	(1,875)	(1,875)
Tax withholding payments related to net share settlements of restricted stock units	(723)	—
Proceeds from stock option exercises	14,643	—

Net cash provided by (used in) financing activities	12,045	(1,875)

Net (decrease) increase in cash and cash equivalents	(16,788)	(97,402)
Cash and cash equivalents
Beginning of period	313,628	329,078
Net (decrease) increase in cash and cash equivalents	(16,788)	(97,402)

End of period	$296,840	$231,676

Houghton Mifflin Harcourt Company

Adjusted EBITDA and Adjusted Cash EBITDA Reconciliations

(Unaudited)

Consolidated

(in thousands of dollars)

	Three Months Ended September 30,
	2014	2013
Net income (loss)	$107,030	$105,112
Interest expense	4,662	5,041
Provision (benefit) for income taxes	3,207	(2,368)
Depreciation expense	17,564	14,094
Amortization expense (1)	61,540	67,970
Non-cash charges—stock compensation	2,861	3,648
Non-cash charges—(gain) loss on derivative instruments	1,252	(250)
Purchase accounting adjustments (2)	1,434	3,637
Fees, expenses or charges for equity offerings, debt or acquisitions	461	4,055
Restructuring	95	171
Severance separation costs and facility closures (3)	181	4,384

Adjusted EBITDA	$200,287	$205,494

Change in deferred revenue (4)	140,568	(690)

Adjusted Cash EBITDA	$340,855	$204,804

	Nine Months Ended September 30,
	2014	2013
Net income (loss)	$(27,757)	$(46,535)
Interest expense	13,354	16,626
Provision (benefit) for income taxes	7,166	1,989
Depreciation expense	52,885	44,319
Amortization expense (1)	184,056	210,643
Non-cash charges—stock compensation	8,805	6,923
Non-cash charges—(gain) loss on derivative instruments	1,560	229
Asset impairment charges	1,279	8,500
Purchase accounting adjustments (2)	3,025	8,515
Fees, expenses or charges for equity offerings, debt or acquisitions	4,151	5,819
Restructuring	2,507	1,710
Severance separation costs and facility closures (3)	5,300	10,865
Debt extinguishment loss	—	598

Adjusted EBITDA	$256,331	$270,201

Change in deferred revenue (4)	244,894	4,111

Adjusted Cash EBITDA	$501,225	$274,312

(1)	Includes pre-publication amortization of $33,463 and $31,815 for the three months ended September 30, 2014 and 2013, respectively, and $94,500 and $88,468 for the nine months ended September 30, 2014 and 2013, respectively.
(2)	Represents certain non-cash accounting adjustments, most significantly relating to deferred revenue and inventory costs.
(3)	Represents costs associated with restructuring. Included in such costs are severance and vacancy of excess facilities.
(4)	Change in deferred revenue represents the change in short-term and long-term deferred revenue on the consolidated balance sheet during the period.

Houghton Mifflin Harcourt Company

Adjusted EBITDA Reconciliations

(Unaudited)

Education

(in thousands of dollars)

	Three Months Ended September 30,
	2014	2013
Net income	$131,482	$123,209
Depreciation expense	15,378	12,094
Amortization expense	57,963	64,060
Purchase accounting adjustments	1,434	3,250

Adjusted EBITDA	$206,257	$202,613

	Nine Months Ended September 30,
	2014	2013
Net income	$60,432	$22,247
Depreciation expense	47,412	38,628
Amortization expense	173,198	198,778
Non-cash charges – asset impairment charges	1,279	8,500
Purchase accounting adjustments	3,025	7,907

Adjusted EBITDA	$285,346	$276,060

Trade Publishing

(in thousands of dollars)

	Three Months Ended September 30,
	2014	2013
Net income	$3,481	$4,166
Depreciation expense	164	156
Amortization expense	3,577	3,910
Purchase accounting adjustments	—	387

Adjusted EBITDA	$7,222	$8,619

	Nine Months Ended September 30,
	2014	2013
Net income (loss)	$(3,454)	$7,063
Depreciation expense	440	391
Amortization expense	10,858	11,865
Purchase accounting adjustments	—	608

Adjusted EBITDA	$7,844	$19,927

Houghton Mifflin Harcourt Company

Adjusted EBITDA Reconciliations

(Unaudited)

Corporate and Other

(in thousands of dollars)

	Three Months Ended September 30,
	2014	2013
Net loss	$(27,933)	$(22,263)
Interest expense	4,662	5,041
Provision (benefit) for income taxes	3,207	(2,368)
Depreciation expense	2,022	1,844
Non-cash charges—stock compensation	2,861	3,648
Non-cash charges—(gain) loss on derivative instruments	1,252	(250)
Fees, expenses or charges for equity offerings, debt or acquisitions	461	4,055
Restructuring	95	171
Severance separation costs and facility closures	181	4,384

Adjusted EBITDA	$(13,192)	$(5,738)

	Nine Months Ended September 30,
	2014	2013
Net loss	$(84,735)	$(75,845)
Interest expense	13,354	16,626
Provision for income taxes	7,166	1,989
Depreciation expense	5,033	5,300
Non-cash charges—stock compensation	8,805	6,923
Non-cash charges—(gain) loss on derivative instruments	1,560	229
Fees, expenses or charges for equity offerings, debt or acquisitions	4,151	5,819
Restructuring	2,507	1,710
Severance separation costs and facility closures	5,300	10,865
Debt extinguishment loss	—	598

Adjusted EBITDA	$(36,859)	$(25,786)

Houghton Mifflin Harcourt Company

Free Cash Flow Reconciliations

(Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2014	2013
Cash flows from operating activities

Net cash (used in) provided by operating activities	$300,726	$46,293

Cash flows from investing activities
Additions to pre-publication costs	(90,280)	(112,597)
Additions to property, plant, and equipment	(49,779)	(46,232)

Free Cash Flow	$160,667	$(112,536)